As filed with the Securities and Exchange Commission on August 3, 2011
Registration No. 333-174139
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Carbonite, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	7379	33-1111329
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
177 Huntington Avenue
Boston, Massachusetts 02115
(617) 587-1100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David Friend
Chief Executive Officer
Carbonite, Inc.
177 Huntington Avenue
Boston, Massachusetts 02115
(617) 587-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Susan E. Pravda, Esq. Paul D. Broude, Esq. Edouard C. LeFevre, Esq. Foley & Lardner LLP 111 Huntington Avenue Boston, Massachusetts 02199 (617) 342-4000	Martin A. Wellington, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of the proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum		Amount of
Title of Each Class of	to be	Aggregate Offering	Proposed Maximum	Registration
Securities to be Registered	Registered(1)	Price Per Share	Aggregate Offering Price(2)	Fee(3)
Common Stock, par value $0.01 per share	7,187,500	$17.00	$122,187,500	$14,185.97

(1)	Includes 937,500 shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 7 to the Registration Statement on Form S-1 of Carbonite, Inc. is being filed solely for the purpose of adding information to Part II of the Form S-1, as amended by Amendment No. 6 filed on August 2, 2011. This Amendment No. 7 does not modify any provision of the prospectus that forms a part of the Form S-1 and accordingly such prospectus is not reproduced in this Amendment No. 7.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee. All the expenses below will be paid by the registrant.

Item	Amount

SEC registration fee	$14,186
FINRA filing fee	$12,719
Initial listing fee	$125,000
Legal fees and expenses	$1,570,000
Accounting fees and expenses	$700,000
Printing and engraving expenses	$200,000
Transfer agent and registrar fees and expenses	$7,100
Miscellaneous fees and expenses	$70,995
Total	$2,700,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our amended and restated certificate of incorporation to be in effect upon the completion of this offering provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws to be in effect upon the completion of this offering provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with our directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15.	Recent Sales of Unregistered Securities

During the last three years, the registrant made sales of the following unregistered securities:

Sales of preferred stock

In December 2009 and January 2010, the registrant sold an aggregate of 585,790 shares of its Series D Preferred Stock to a total of 30 accredited investors at a purchase price of approximately $34.14 per share and for an aggregate purchase price of approximately $20.0 million.

In August 2008, the registrant sold an aggregate of 1,162,579 shares of its Series C Preferred Stock to a total of 24 accredited investors at a purchase price of approximately $18.23 per share and for an aggregate purchase price of approximately $21.2 million.

Option and common stock issuances

From January 1, 2008 through June 30, 2011, the registrant granted to its employees, consultants, and other service providers options to purchase an aggregate of 1,532,050 shares of common stock under the registrant’s Amended and Restated 2005 Stock Incentive Plan, at exercise prices ranging from $1.26 to $11.73 per share.

From January 1, 2008 through June 30, 2011, the registrant granted to certain executive officers and directors options to purchase an aggregate of 1,109,898 shares of common stock under the registrant’s Amended and Restated 2005 Stock Incentive Plan, at exercise prices ranging from $1.26 to $5.15 per share.

From January 1, 2008 through June 30, 2011, the registrant issued and sold to its employees, consultants and other service providers an aggregate of 558,039 shares of common stock upon the exercise of options under the registrant’s Amended and Restated 2005 Stock Incentive Plan at exercise prices ranging from $0.33 to $5.15 per share, for an aggregate exercise price of $470,880.

From January 1, 2008 through June 30, 2011, the registrant issued and sold to certain executive officers and directors an aggregate of 614,976 shares of common stock upon the exercise of options under the registrant’s Amended and Restated 2005 Stock Incentive Plan at exercise prices ranging from $0.33 to $2.64 per share, for an aggregate exercise price of $726,489.

On July 12, 2011 and July 20, 2011, the registrant granted to its employees, consultants, and other service providers options to purchase an aggregate of 115,750 shares of common stock, and granted to certain executive officers and directors options to purchase an aggregate of 71,000 shares of common stock, in each case under the registrant’s Amended and Restated 2005 Stock Incentive Plan. The exercise price of 156,750 these options will be the initial public offering price in this offering, unless the offering is delayed past August 15, 2011, in which case the registratant’s board of directors may set an exercise price equal to a valuation of the registrant’s common stock to be established by the board of directors on or about the date the price is set. The exercise price of 30,000 of the options granted to certain of the registrant’s directors will be the initial public offering price in this offering, and such options will vest only if this offering is completed.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. The registrant believes that all recipients of securities in these transactions were accredited investors, sophisticated investors, or had adequate access, through their relationships with the registrant, to information about the registrant. The sales of these securities were made without any general solicitation or advertising. No underwriters were involved in the issuance of these securities.

Item 16.	Exhibits and Financial Statements

(a)	Exhibits

Exhibit
Number		Description of Exhibit

1	.1#	Form of Underwriting Agreement.
3	.1#	Form of Amended and Restated Certificate of Incorporation to be in effect upon completion of the offering.
3	.2#	Form of Amended and Restated Bylaws to be in effect upon completion of the offering.
4	.1#	Form of Common Stock Certificate.
4	.2#	Third Amended and Restated Investors’ Rights Agreement by and among Carbonite, Inc. and the persons and entities listed on Exhibit A attached thereto, dated as of December 24, 2009.
5	.1#	Opinion of Foley & Lardner LLP.
10	.1+#	Amended and Restated 2005 Stock Incentive Plan and Form of Incentive Stock Option Agreement, Nonqualified Stock Option Agreement, and Stock Restriction Agreement under the Amended and Restated 2005 Stock Incentive Plan.
10	.2+#	2011 Equity Award Plan and Form of Incentive Stock Option Agreement, Nonqualified Stock Option Agreement, and Stock Restriction Agreement under the 2011 Stock Incentive Plan, to be effective upon completion of the offering.
10	.3+#	Form of Indemnification Agreement by and between Carbonite, Inc. and each of its directors and executive officers.
10	.4+#	Severance Agreement with David Friend, dated as of May 3, 2011.
10	.5+#	Severance Agreement with Jeffry Flowers, dated as of May 4, 2011.
10	.6+#	Offer and Employment Agreement with Andrew Keenan, dated as of April 27, 2007.
10	.6A+#	Amendment to Offer and Employment Agreement with Andrew Keenan, dated as of May 5, 2011.
10	.7+#	Offer Letter with Swami Kumaresan, dated as of September 7, 2007.
10	.7A+#	Amendment to Offer Letter with Swami Kumaresan, dated as of April 18, 2011.
10	.8#	Office Lease with Trustees of Church Realty, dated as of June 25, 2009.
10	.9#	Office Lease with Church Realty Trust, dated as of May 20, 2010.
10	.10†#	Colocation/Interconnection License with Markley Boston, LLC, dated as of August 20, 2006.
10	.10A†#	First Amendment to Colocation/Interconnection License with Markley Boston, LLC, dated as of October 31, 2006.
10	.10B†#	Second Amendment to Colocation/Interconnection License with Markley Boston, LLC, dated as of January 9, 2008.
10	.10C†#	Third Amendment to Colocation/Interconnection License with Markley Boston, LLC, dated as of October 31, 2008.
10	.11#	Master Services Agreement with Internap Network Services, Corp., executed on or about December 3, 2008.
10	.12#	Loan and Security Agreement with Comerica Bank, dated as of May 11, 2011.
10	.13#	Commercial Lease with Lewiston Properties, LLC, dated as of May 13, 2011.
10	.14†#	Turn Key Datacenter Lease with GIP Wakefield, LLC, dated as of June 3, 2011.
10	.15#	Carbonite (China) Co., Ltd. Incentive Unit Plan and Form of Incentive Units Agreement under the Incentive Unit Plan.
21	.1#	List of subsidiaries.
23	.1#	Consent of Foley & Lardner LLP (included in Exhibit 5.1).
23	.2#	Consent of Ernst & Young LLP, independent registered public accounting firm.
24	.1#	Power of Attorney.
24	.2#	Power of Attorney.

+	Indicates a management contract or compensatory plan.

†	Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission as to whether these portions should be granted confidential treatment.

#	Previously filed.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 3rd day of August, 2011.

CARBONITE, INC.

By:	/s/ David Friend
David Friend
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ David Friend David Friend		Chief Executive Officer and Director (Principal Executive Officer)	August 3, 2011

/s/ Andrew Keenan Andrew Keenan		Chief Financial Officer (Principal Financial and Accounting Officer)	August 3, 2011

* Jeffry Flowers		Director	August 3, 2011

* Gary Hromadko		Director	August 3, 2011

* Charles Kane		Director	August 3, 2011

* Todd Krasnow		Director	August 3, 2011

* William G. Nelson		Director	August 3, 2011

* Pravin Vazirani		Director	August 3, 2011

*By:	/s/ David Friend David Friend, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit

1	.1#	Form of Underwriting Agreement.
3	.1#	Form of Amended and Restated Certificate of Incorporation to be in effect upon completion of the offering.
3	.2#	Form of Amended and Restated Bylaws to be in effect upon completion of the offering.
4	.1#	Form of Common Stock Certificate.
4	.2#	Third Amended and Restated Investors’ Rights Agreement by and among Carbonite, Inc. and the persons and entities listed on Exhibit A attached thereto, dated as of December 24, 2009.
5	.1#	Opinion of Foley & Lardner LLP.
10	.1+#	Amended and Restated 2005 Stock Incentive Plan and Form of Incentive Stock Option Agreement, Nonqualified Stock Option Agreement, and Stock Restriction Agreement under the Amended and Restated 2005 Stock Incentive Plan.
10	.2+#	2011 Equity Award Plan and Form of Incentive Stock Option Agreement, Nonqualified Stock Option Agreement, and Stock Restriction Agreement under the 2011 Stock Incentive Plan, to be effective upon completion of the offering.
10	.3+#	Form of Indemnification Agreement by and between Carbonite, Inc. and each of its directors and executive officers.
10	.4+#	Severance Agreement with David Friend, dated as of May 3, 2011.
10	.5+#	Severance Agreement with Jeffry Flowers, dated as of May 4, 2011.
10	.6+#	Offer and Employment Agreement with Andrew Keenan, dated as of April 27, 2007.
10	.6A+#	Amendment to Offer and Employment Agreement with Andrew Keenan, dated as of May 5, 2011.
10	.7+#	Offer Letter with Swami Kumaresan, dated as of September 7, 2007.
10	.7A+#	Amendment to Offer Letter with Swami Kumaresan, dated as of April 18, 2011.
10	.8#	Office Lease with Trustees of Church Realty, dated as of June 25, 2009.
10	.9#	Office Lease with Church Realty Trust, dated as of May 20, 2010.
10	.10 †#	Colocation/Interconnection License with Markley Boston, LLC, dated as of August 20, 2006.
10	.10A †#	First Amendment to Colocation/Interconnection License with Markley Boston, LLC, dated as of October 31, 2006.
10	.10B †#	Second Amendment to Colocation/Interconnection License with Markley Boston, LLC, dated as of January 9, 2008.
10	.10C †#	Third Amendment to Colocation/Interconnection License with Markley Boston, LLC, dated as of October 31, 2008.
10	.11#	Master Services Agreement with Internap Network Services, Corp., executed on or about December 3, 2008.
10	.12#	Loan and Security Agreement with Comerica Bank, dated as of May 11, 2011.
10	.13#	Commercial Lease with Lewiston Properties, LLC, dated as of May 13, 2011.
10	.14†#	Turn Key Datacenter Lease with GIP Wakefield, LLC, dated as of June 3, 2011.
10	.15#	Carbonite (China) Co., Ltd. Incentive Unit Plan and Form of Incentive Units Agreement under the Incentive Unit Plan.
21	.1#	List of subsidiaries.
23	.1#	Consent of Foley & Lardner LLP (included in Exhibit 5.1).
23	.2#	Consent of Ernst & Young LLP, independent registered public accounting firm.
24	.1#	Power of Attorney.
24	.2#	Power of Attorney.

+	Indicates a management contract or compensatory plan.

†	Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission as to whether these portions should be granted confidential treatment.

#	Previously filed.